-------------------                                           ------------------
CUSIP NO. 00724X102                      13G                  PAGE 1 OF 10 PAGES
-------------------                                           ------------------

                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response...11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                               Adolor Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00724X102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [ ] Rule 13d-1(c)
            [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 00724X102                      13G                  PAGE 2 OF 10 PAGES
-------------------                                           ------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Adolor Corporation (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 620 Pennsylvania Drive, Exton, PA 19341

Item 2(a). Names of Persons Filing: ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("AVP LP"); ARCH Venture Corporation ("ARCH Venture Corporation"); ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund II, ARCH Management Partners II, AVP LP, and ARCH Venture Fund III are limited partnerships organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number: 00724X102

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  Not Applicable

Item 5.           Ownership of Five Percent or Less of a Class.

                  Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of the Issuer.

-------------------                                           ------------------
CUSIP NO. 00724X102                      13G                  PAGE 3 OF 10 PAGES
-------------------                                           ------------------

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 10, 2003 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF THE ISSUER REMAIN UNCHANGED.

-------------------                                           ------------------
CUSIP NO. 00724X102                      13G                  PAGE 4 OF 10 PAGES
-------------------                                           ------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2004                ARCH VENTURE FUND II, L.P.

                                        By: ARCH Management Partners II, L.P.
                                            its General Partner

                                            By: ARCH Venture Partners, L.P.
                                                its General Partner

                                                By: ARCH Venture Corporation
                                                    its General Partner

                                                    By:           *
                                                       -------------------------
                                                       Steven Lazarus
                                                       Managing Director

                                        ARCH MANAGEMENT PARTNERS II, L.P.

                                        By: ARCH Venture Partners, L.P.
                                            its General Partner

                                            By: ARCH Venture Corporation
                                                its General Partner

                                                By:              *
                                                    ----------------------------
                                                    Steven Lazarus
                                                    Managing Director

                                        ARCH VENTURE PARTNERS, L.P.

                                        By: ARCH Venture Corporation
                                            its General Partner

                                            By:             *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                        ARCH VENTURE CORPORATION

                                        By:               *
                                            ------------------------------
                                            Steven Lazarus
                                            Managing Director

-------------------                                           ------------------
CUSIP NO. 00724X102                      13G                  PAGE 5 OF 10 PAGES
-------------------                                           ------------------

                                        ARCH VENTURE FUND III, L.P.

                                        By: ARCH Venture Partners, L.L.C.
                                            its General Partner

                                            By:             *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                        ARCH VENTURE PARTNERS, L.L.C.

                                            By:             *
                                                --------------------------
                                                Steven Lazarus
                                                Managing Director

                                                       *
                                        ------------------------------
                                         Steven Lazarus

                                                       *
                                        ------------------------------
                                         Keith Crandell

                                                       *
                                        ------------------------------
                                         Robert Nelsen

                                                       *
                                        -----------------------------------
                                         Clinton Bybee

                                                        * By: /s/ Mark McDonnell
                                                              ------------------
                                                              Mark McDonnell as
                                                              Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.